Exhibit 10.1

MARTIN MARIETTA MATERIALS, INC.
FIRST AMENDMENT TO THE THIRD AMENDED AND RESTATED EMPLOYMENT PROTECTION AGREEMENT

This First Amendment to the Third Amended and Restated Employment Protection Agreement (this “Amendment”) is entered into as of [●], 2018, by and between [●] (the “Employee”) and Martin Marietta Materials, Inc., a North Carolina corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and the Employee are party to that certain Third Amended and Restated Employment Protection Agreement dated as of [●] (the “EPA”);

WHEREAS, the Company and the Employee desire to amend the EPA as described herein;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, it is hereby agreed by and between the Company and the Employee, each of whom intends to be legally bound, as follows:

SECTION 1.    Amendment to Section 1.  Section 1(l) of the EPA shall be deleted in its entirety and replaced with “[Reserved]”.

SECTION 2.   Amendments to Section 3.

(a)    The first two sentences of Section 3 of the EPA shall be deleted in their entirety and replaced with the following:

“If, during the two year period following the effective date of a Change of Control, the Company terminates the Employee’s employment other than for Cause or Disability, or the Employee terminates his employment for Good Reason, or in the event of the Employee’s Death while in active employment with the Company, the Company shall pay the compensation and provide the benefits described in this Section 3.  Anything in this Agreement to the contrary notwithstanding, if (i) a Change of Control occurs, (ii) the Employee’s employment with the Company is terminated by the Company without Cause before the date on which the consummation of the Change of Control occurred, and (iii) it is reasonably demonstrated by the Employee that such termination of employment arose in connection with or in anticipation of a transaction which, if consummated, would constitute a Change of Control (whether or not with respect to the party first coming to the Company’s attention), then, for purposes of this Agreement and notwithstanding any other action taken by the Company or the Employee (including execution of a general release of claims), the Employee’s termination shall be deemed to have occurred with Good Reason after the consummation of a transaction constituting a Change of Control, and the Company shall pay the compensation and provide the benefits described in this Section 3 as though such Employee’s termination of employment was immediately after the consummation of such transaction, subject to a credit for the value of any other post-termination compensation and benefits paid to the Employee, without regard to the Employee’s rights under this Agreement and without effect hereby to the amount or time of payment thereof.”

(b)    Section 3(a)(ii) of the EPA shall be deleted in its entirety and replaced with the following:

“(ii) a cash amount equal to three times the sum of :

(A) the Employee’s annual Base Salary; and

(B)  the Employee’s Annual Bonus.”

SECTION 3.  Amendment to Section 4.  Section 4 of the EPA shall be deleted in its entirety and replaced with the following:

“4.            Limitation on Certain Payments.

(a)  Anything in this Agreement or any compensatory plan or program of the Company to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or any of its affiliates to or for the benefit of the Employee, or any benefit provided by the Company or any of its affiliates to the Employee (whether paid, distributed or provided pursuant to the terms of this Agreement or otherwise, but determined without regard to the effect of the provisions of this Section 4) would constitute “parachute payments” under Section 280G(b)(2) of the Code (as defined below) (or any successor provision thereto), then, if the aggregate present value of such parachute payments exceeds the maximum amount that would not give rise to any liability under Section 4999 of the Code, the amounts constituting “parachute payments” that would otherwise be payable to the Employee or for the benefit of the Employee shall be reduced to the maximum amount that would not give rise to any liability under Section 4999 of the Code (the “Reduced Amount”); provided, however, that such amounts shall not be so reduced if the Accounting Firm (as defined below) determines that, without such reduction, the Employee would receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after-tax basis, that the Employee would retain upon receipt of the Reduced Amount.

(b)  In connection with making determinations under this Section 4, the Accounting Firm shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by the Employee before or after the Change of Control (which for purposes of this Section 4 shall mean a change in ownership or control as determined in accordance with the regulations promulgated under Section 280G of the Code), including any amounts payable to the Employee following the Employee’s termination of employment with respect to any non-competition provisions that may apply to the Employee, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

(c)  All determinations required to be made under this Section 4, including whether or not the Employee will receive the Reduced Amount and the assumptions to be utilized in arriving at such determination, shall be made by the accounting firm then auditing the accounts of the Company (the “Accounting Firm”).  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, or is unwilling or unable to perform its obligations pursuant to this Section 4, the Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  The determination to be made by the Accounting Firm pursuant to Section 4(a) shall be certified by the Accounting Firm and set forth in a certificate delivered to the Employee not less than ten business days prior to the Change of Control and set forth in reasonable detail the basis of the Accounting Firm’s calculations (including any assumptions that the Accounting Firm made in performing the calculations).

(d)  If the determination made pursuant to Section 4(a) results in a reduction of the payments that would otherwise be paid to the Employee except for the application of this Section 4, the Company shall promptly give the Employee notice of such determination.  Such reduction in payments shall be first applied to reduce any cash payments that the Employee would otherwise be entitled to receive (whether pursuant to this Agreement or otherwise) and shall thereafter be applied to reduce other payments, distributions and benefits, in each case, in reverse order beginning with the payments, distributions or benefits that are to be paid, distributed or provided the furthest in time from the date of such determination, unless to the extent permitted by Section 409A (as defined below), the Employee elects to have the reduction in payments applied in a different order; provided that, in no event may such payments be reduced in a manner that would result in subjecting the Employee to additional taxation under Section 409A.  Within ten business days following such determination, the Company shall pay or distribute to the Employee or for the Employee’s benefit such amounts as are then due to the Employee under this Agreement and shall promptly pay or distribute to the Employee or for the Employee’s benefit in the future such amounts as become due to the Employee under this Agreement.

(e)  As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of a determination hereunder, it is possible that amounts, distributions or benefits will have been paid, distributed or provided, as applicable, by the Company or any of its affiliates to the Employee or for the benefit of the Employee pursuant to this Agreement or otherwise which should not have been so paid, distributed or provided (each, an “Overpayment”) or that additional amounts, distributions or benefits which will have not been paid, distributed or provided, as applicable, by the Company or any of its affiliates to the Employee or for the benefit of the Employee pursuant to this Agreement or otherwise could have been so paid, distributed or provided (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the IRS against either the Company or any of its affiliates or the Employee which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid, distributed or provided by the Company or any of its affiliates to the Employee or for the benefit of the Employee shall be repaid by the Employee to the Company or its applicable affiliate together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Employee is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid, distributed or provided by the Company or its applicable affiliate to the Employee or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

(f)    In the event of any dispute with the IRS (or other taxing authority) with respect to the application of this Section 4, the Employee shall control the issues involved in such dispute and make all final determinations with regard to such issues.  Notwithstanding any provision of this Agreement to the contrary, the Company shall promptly pay, upon demand by the Employee, all legal fees, court costs, fees of experts and other costs and expenses which the Employee incurs no later than 10 years following the Employee’s death in any actual, threatened or contemplated contest of the Employee’s interpretation of, or determination under, the provisions of this Section 4.”

SECTION 4.  Amendment to Section 7.  The following shall be added at the end of Section 7 of the EPA:

“Nothing in or about this Agreement prohibits the Employee from: (i) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (ii) providing material secrets or confidential information to the SEC, or providing the SEC with information that would otherwise violate this Section 7, to the extent permitted by Section 21F of the Exchange Act; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Exchange Act.  Furthermore, the Employee is advised that the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any material secret or confidential information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. § 1833(b)) applies that is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.”

SECTION 5.  Governing Law; Construction.  This Amendment shall be governed by and construed in accordance with the laws of the State of North Carolina, applied without reference to principles of conflict of laws.  No provision of this Amendment or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having, or being deemed to have, structured or drafted such provision.

SECTION 6.  Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties to the EPA, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the EPA, all of which shall continue in full force and effect.  This Amendment shall apply and be effective on and following the date hereof only with respect to the provisions of the EPA specifically referred to herein.  On and after the date hereof, any reference to the EPA shall mean the EPA as modified hereby.

SECTION 7.  Counterparts.  This Amendment may be executed in one or more counterparts (including via PDF or facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the date first written above.

MARTIN MARIETTA MATERIALS, INC.,

By:
Name:
Title:

EMPLOYEE,

Name: